Exhibit 99.1

Genetronics Announces Equity Financing

SAN DIEGO, CA – January 12, 2005 – Genetronics Biomedical Corporation (AMEX: GEB) reported today that it has entered into definitive agreements with certain institutional investors to sell common stock of the Company at $4.05 per share. Net cash proceeds of $3.03 million from the financing will be used to support clinical trials for the Company’s lead oncology product, the MedPulser® Electroporation Therapy System, and general corporate purposes.

Under the terms of the agreement, 20% of the funds due were paid upon signing of the purchase agreement. The remaining principal balance is due upon the earlier of September 30, 2005 or an early payment triggering event, as defined in the stock purchase agreement. Each investor will receive two-year warrants to purchase up to 33% of the number of shares purchased in the offering, at an exercise price of $5.50 per share.

The closing of the offering is subject to approval by the American Stock Exchange.

The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.

About Genetronics Biomedical Corporation

Genetronics Biomedical Corporation is a late stage biomedical company focused on building an oncology franchise based on its proprietary electroporation therapy. The therapy targets a significant unmet clinical need: the selective killing of cancer cells and local ablation of solid tumors while preserving healthy tissue. The company is moving its lead product, the MedPulser® Electroporation Therapy System, through pre-sales studies for head and neck as well as skin cancers in Europe, where it has CE Mark accreditation, and a U.S. Phase III pivotal study for recurrent head and neck cancer. Merck, Vical, Chiron, the US Navy and other partners are also employing Genetronics’ electroporation technology, which facilitates local delivery of drugs and nucleic acids, in their development of novel DNA vaccines and gene therapies. Genetronics is a leader in the application of electroporation for human therapies, with over 240 patents worldwide that are issued, allowed or pending. More information can be obtained at www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics’ plans to develop its electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from Genetronics’ expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of Genetronics’ technology by potential corporate partners, and capital market conditions, and others set forth in the Genetronics Annual Report on Form 10-K for the year ended December 31, 2003, and the Form 10-Q for the three-month period ended September 30, 2004, and other regulatory filings. There can be no assurance that any product in the Genetronics product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market licensed products. The American Stock Exchange has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.